The Energy Forum

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume VII, Issue 3 — Spring 2011

INSIDE THIS EDITION

INVESTOR TOURS

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Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

UTILIZING ETHANOL FOR CLEAN AIR

Many of you may remember the days when ethanol began to take a foothold in our fuel supply as a means to reduce toxic tailpipe emissions. With all the talk about global climate change and the need to reduce carbon dioxide emissions, ethanol should be a solution. However, ethanol is being attacked and accused of creating more carbon dioxide than it reduces.

Those close to the ethanol industry know that this is not the case. But in a debate that is proving hard to win in the forum of public opinion, we do have another aspect of ethanol that bears re-evaluating – ethanol's role in the reduction of air pollution. Dozens of studies have proven that ethanol reduces harmful aromatic compounds used for octane including benzene, toluene and xylene.

Ethanol's greatest period of growth, prior to the Renewable Fuels Standard, was driven, in part, by its value as an oxygenate and octane component. Today, restrictions on aromatic levels in gasoline are being tightened even further. As a result, it opens up the market for another 15 billion gallons of ethanol.

It's time we bring these benefits back to the future.

So what is so wrong with aromatics? The Environmental Protection Agency classifies them as hazardous air pollutants. They are linked to a myriad of cancers and multiple respiratory ailments and benzene is a known human carcinogen. In addition, the Environmental Protection Agency considers toluene a primary man-made precursor to secondary organic aerosols. They bond with other aromatic hydrocarbons and elements which form particulates.

In 1990, gasoline contained, on average, 33 percent aromatics and up to 50 percent in some fuel blends. The issue was finally addressed in the Clean Air Act Amendments of 1990. The Clean Air Act reduces vapor pressure and establishes an oxygen content for more complete combustion. These rules also opened the doorway for more ethanol to be blended into the fuel.

Yet despite the Clean Air Act rules, today we have an alarming amount of toxins in our air. Aromatics have crept back into our gasoline, and because the combustion of toluene and xylene creates benzene, these levels are on the rise along with particulate matter – all of which are major health threats.

Much testing has been done to determine the level of aromatics in fuel when blended with ethanol. According to the report "Effects of Ethanol and Volatility on Exhaust Emissions: CRC E-67 Project," conducted in 2006, when testing E0, E5 and E10, volatile organic compounds increased by 14 percent when ethanol was increased from zero to E10. Benzene increased by 18 percent when ethanol was increased from zero to E10 and 1,3-butadiene increased by 22 percent when ethanol was increased from zero to E10.

(Continued on page 2)

(Utilizing Ethanol for Clean Air - Cont. from page 1)

However, when you add ethanol to fuel, it lowers T50 & T90. Therefore what should have been stated was this:

- *Volatile organic compounds:* No increase when ethanol was increased from zero to E10.
- *Benzene:* Decreased by 20% when ethanol was increased from zero to E10.
- *1,3-butadiene:* Decreased by 30% when ethanol was increased from zero to E10.

Understanding the true value of ethanol as a reducer of toxic pollutants gives us a strong case for using more ethanol in our fuel supply. In particular, when you substitute ethanol for aromatics at 30 percent, you increase gasoline yield by 10 percent.

Comparison of Primary Pollutants
Conventional Gasoline vs. E30

Primary Pollutants	Potential Reductions w/E30
Benzene/toxics[1]	75%
Total toxic mass emissions (adjusted for California potency factors)[2]	63%
Secondary organic aerosols/PM2.5[3]	90 - 100%
CO/VOCs[4]	18 – 90+%
Carbon Dioxide[5]	40 - 100%

[1] *Texas Review of Law and Politics, supra, footnotes #173*
[2] *EPA Complex Model; CARB toxic potency factor*
[3] *Whitten, supra, p. 1*
[4] *OSTP (1997) study; Whitten, supra, p. 1*
[5] *EPA IDLUC final report, HEI, supra, p. 3*

Source: *Clean Fuels Development Coalition*

The Center for Disease Control team reviewed various combinations of fuel including fleet use of natural gas, electric vehicles, etc. The current gasoline pool is 135 billion gallons per year, with 25 percent aromatics by volume of 34 billion gallons. By adding another 15 billion gallons per year of ethanol, you can reduce aromatics between 50-60 percent. Ironically, this equals the total gallons called for in the RFS2.

So let's connect the dots on our health, cars and fuel.

If we maintained current gasoline consumption levels, blending E30 into all United State gasoline would equate to 36 billion gallons per year. To fuel up our cars with E30 would require the production of more flex-fuel vehicles between now and 2022, the final year of the Renewable Fuel Standard. In tandem with flex-fuel vehicle production, we would need a significant number of blender pumps and studies show that the majority of U.S. pumps could be blender pumps over the next 7-10 years. Finally, on March 30, 2011, President Obama called for a one-third reduction of petroleum imports.

The E30 program outlined above would exceed the reduction goals of the President, while at the same time significantly reduce aromatics. The corresponding calculation:

> Taking 120 billion gallons per year of gasoline, 60% of which is imported (75 billion gallons), a one-third reduction = 25, this program represents 36 billion gallons of ethanol.

The Environmental Protection Agency Progress Report dated March 1, 2011 clearly shows the benefits of particulate matter and ozone reductions while also highlighting what these toxins do to our health and health care bills. Fortunately, we have a solution ready to deploy today: ethanol. Each and every one of these pollutants can be decreased with the increased use of ethanol.

So let's take back the story about ethanol's benefits. We can do this by demonstrating the health benefits of ethanol. Ultimately we can help ethanol be seen in a more positive light and re-establish ethanol as a superior fuel.

UNIT TRADING

January: No Sales

February: No Sales

March: 25 units @ $700/unit
50 Units @ $550/Unit
50 Units @ $575/Unit

April: 25 Units @ 575/Unit

ELECTION RESULTS

The annual meeting of the members of Lincolnway Energy was held on February 14, 2011. There were four proposals on the ballot for the annual meeting which are discussed below.

One proposal was for the election of three directors. Lincolnway Energy has nine directors, who are divided into three classes based upon the length of their term. Each director is elected to a three-year term and until his or her successor is elected, and the terms of the directors are staggered so that the term of three of the directors expire each year.

The three directors whose term expired at the annual meeting were Brian Conrad, Timothy Fevold and Jeff Taylor. All the directors named above were nominated for reelection and they were each elected as a director at the annual meeting. The number of votes cast for, against or withheld, and the number of abstentions and broker non-votes with respect to the three nominees for election as a director at the annual meeting was as follows:

Name	For	Against or Withheld	Abstentions	Broker Non-Votes
Brian Conrad	16,605	--	1,616	--
Timothy Fevold	16,604	--	1,617	--
Jeff Taylor	17,371	--	850	--

The directors whose term of office continued after the annual meeting of the members were William Couser, Rick Vaughan and Terry Wycoff, Kurt Olson, Richard Johnson and Jim Hill.

The second proposal voted upon by the members at the annual meeting was the Say-on-Pay Advisory Vote on Executive Compensation. The proposal was approved by the necessary vote of the members, and the number of votes cast for, against or withheld, and the number of abstentions and broker non-votes, regarding the proposal was as follows:

For	Against Or Withheld	Abstentions	Broker Non-Votes
15,165	1,667	1,389	--

The third proposal voted upon by the members was the Advisory Vote on the Frequency of the Say-on-Pay Advisory Vote. The proposal approved that the frequency of the Say-on-Pay Advisory Vote be every three years. The numbers of votes cast for each frequency are as follows:

Frequency	For	Against or Withheld	Abstentions	Broker Non-Votes
One Year	3,123	--	--	--
Two Years	1,741	--	--	--
Three Years	12,690	--	667	--

The fourth and final proposal voted upon by the members at the annual meeting was the ratification of the appointment of McGladrey & Pullen, LLP as Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2011. The proposal was approved by the necessary vote of the members, and the number of votes cast for, against or withheld, and the number of abstentions and broker non-votes, regarding the proposal was as follows:

For	Against Or Withheld	Abstentions	Broker Non-Votes
15,165	1,667	1,389	--

Officer Election

The following individuals were elected by the directors to the offices set forth opposite their name at a meeting of the directors held on February 16, 2011.

Name	Office
Jeff Taylor	Chairman
Kurt Olson	Vice Chairman
Richard Johnson	Secretary
Terry Wycoff	Treasurer

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

LIFECYCLE ANALYSIS OF CORN-ETHANOL VS. PETROLEUM

A frequent topic of conversation surrounding corn ethanol is its lifecycle analysis. Lifecycle analysis is important because it is used to determine the greenhouse gas emission reductions of a fuel, which is then used to categorize fuels in the Renewable Fuels Standard (RFS2) as well as in California's Low Carbon Fuels Standard (LCFS). For several years, the lifecycle analysis of corn ethanol has been under debate for several reasons. First, where does the "cycle" begin and second, how do, or should, indirect land use change (ILUC) considerations affect life cycle analysis?

But let's take a step back for a moment before we move forward. Lifecycle analysis looks at the entire picture of how a fuel is made, from cradle to grave, and here is where the debate begins. According to Argonne National Laboratory, the cycle begins with the extraction of all raw materials to make fuel, and ends with the fuel being used in a vehicle. In other words, "seeds to wheels." However, some would like to define the beginning of the cycle at the farmer's breakfast food and clothes and then on down the chain. It is important to define where you begin the cycle because it can greatly affect your final score.


Biofuels Lifecycle Emissions
Biofuels are Carbon Neutral
CO2 Uptake
Feedstock Production
Feedstock Transportation
Biofuel Production
Biofuel Distribution
Combustion
The biofuels process recycles atmospheric carbon

Source: Renewable Fuels Association

The most commonly used and accepted model for lifecycle analysis is the GREET model – Greenhouse gases, Regulated Emissions and Energy use in Transportation model. This model was developed in 1999 by Argonne National Laboratory. To date they have created 100 fuel pathways using various feedstocks and 75 vehicle/fuel systems. The GREET model includes emissions of greenhouse gases including CO_2, CH_4, N_2O, VOC, CO, and NO_x. The model also factors in emission estimates of five criteria pollutants: VOC, CO, NO_x, PM_{10} and SO_x. Finally, the model separates energy use into all energy sources, fossil fuels (petroleum, natural gas and coal) and petroleum.

When applying the GREET model to corn ethanol, there are several key elements taken into consideration. These include:

- Nitrogen fertilizer production
- Use of fertilizer and chemicals on farms
- Energy use in corn ethanol plants
- Amount of coal or natural gas fuels for steam production
- Type and amount of process fuels
- Co-products including distillers grains (DDGs)
- Potential land use change and effect of carbon dioxide

In the past five years, corn ethanol's lifecycle analysis has improved due to several factors. One is that less nitrogen fertilizer is being used to grow corn, while corn harvests' per acre yield are increasing. Another factor is that ethanol plants are becoming more energy efficient. The addition of co-products such as DDGs and inedible corn oil are critical factors that help.

Based on the above criteria, the GREET model calculates that corn ethanol has a GHG reduction number of 52 percent while cellulosic ethanol GHG reduction is 85 percent. The numbers can also be expressed as a carbon intensity level (CI), or carbon score. Carbon intensity is expressed in grams of greenhouse gases (measured in carbon dioxide equivalent) emitted per million joules of energy produced. The mathematical equation looks like this: gCO2e/MJ.

The LCFS assesses fuels through a carbon intensity score that is derived from the GREET model. Today corn ethanol has been given a carbon intensity score of 69.40 megajoules under LCFS. But when indirect land use is added, corn ethanol's carbon intensity jumps another 30 points to 99.40, making its lifecycle carbon intensity score higher than gasoline. This is highly detrimental to corn ethanol; in essence this number would prohibit corn ethanol from being used in California. Fortunately, fueled by an industry lawsuit, the California Air Resources Board has backed down its indirect land use measurements and consequently, corn ethanol now meets applicable carbon intensity levels.

Contrast the California-derived CI with what the Environmental Protection Agency assigned corn ethanol under the RSF2: 21 percent GHG reduction. The differentials lie in the assumptions of various aspects of the fuel production, with the largest variance coming from indirect land use calculations as part of the formula. Needless to say, indirect land use change theory is highly contested among members of the ethanol industry.

So how does the GHG reduction number compare to that of petroleum? The lifecycle of petroleum-based fuels begins at the point of extraction from a well and ends when the fuel is burned, i.e. "wells to wheels." The GHG numbers in this scenario will vary based on how the oil is extracted. Petroleum derived from oil sands and oil shale have higher GHG levels than other means of extraction.

When applying the GREET model for petroleum, there are several key elements considered:

- Oil extraction, flaring and venting rates of natural gas
- Oil refining process

(Continued on page 5)

(Lifecycle Analysis - Continued from page 4)

- Transportation including marine tankers, pipelines, and tanker trucks
- Terminal, storage, and dispensing operations
- Combustion in vehicles

After taking in these factors into account, the carbon intensity score is 92.34. Interestingly enough, "indirect" factors are not accounted for in the calculations. For example, no indirect land use changes are accounted for in petroleum's greenhouse gas emission numbers yet oil extraction causes major land use changes and in some cases environmental harm. This oversight leads to a valid criticism about this process – you have to account for similar factors across all fuels and cannot hold corn ethanol to higher standards than other fuels.

Regardless of the method used to determine the lifecycle analysis, what we know is that corn-based ethanol reduces greenhouse gas emissions while petroleum adds greenhouse gas emissions to the environment. Moving forward, however, we can't accept the current science as matured. The industry must continue to encourage science to refine the calculations and considerations used to determine a fuel's lifecycle analysis.


From Corn to Sugar Cane to Cellulosic Biomass, GHG Emissions Avoidance Are Increased
Sugar Cane
Cellulosic Ethanol
3.1%
Coal
-19%
Current
-28%
NG
-39%
DGS
-52%
Biomass
-76%
-76%
-85%
Corn Ethanol
Sugar Cane EtOH
Switchgrass EtOH
Forest Residue EtOH
GHG Emission Reductions by Ethanol Relative to Gasoline
(per Energy Unit Basis)

Source: Argonne National Laboratory

LINCOLNWAY ENERGY REPORTS PROFITABLE 2ND QUARTER

Lincolnway Energy, LLC is pleased to report a profit of $2.2 million for the quarter ended March 31, 2011, which brings Lincolnway Energy's year to date profit to $1.8 million.

Revenues increased by $18.8 million, or 31% for the six months ended March 31, 2011. The increase in total revenues was primarily the result of a 23.6% increase in ethanol price for the six months ended March 31, 2011. Sales from co-products increased by $5.5 million, or 52.9% for the six months ended March 31, 2011. The co-product increase was attributable to the increase in dried distillers price, corn oil price and C02 production income. Cost of goods sold increased by $22.1 million, or 41.0% for the six months ended March 31, 2011. The increase was primarily due to higher corn and hedging costs in the 2011 period compared to the 2010 period.

Key Financial Data

Income Statement	Six months ended 3/31/11	Six months ended 3/31/10
Revenue	$79,407,123	$60,598,849
Cost of goods sold	$75,996,577	$53,906,851
Gross profit (loss)	$ 3,410,546	$ 6,691,998
Net income (loss)	$ 1,780,874	$ 5,067,673

Other Financial Data	Six months ended 3/31/11	Six months ended 3/31/10
Ethanol sold (gallons in thousands)	28,702	27,238
Average gross price of ethanol sold (dollars per gallon)	$2.25	$1.82
Dried distillers grain sold (tons)	70,169	60,843
Average dry distillers grain sales price per ton	$199.94	$152.66
Average corn cost per bushel	$5.54	$3.61

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Lincolnway Energy LLC
59511 W. Lincoln Highway
Nevada Iowa 50201-7992